Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Todd E. Paulson, CFO
(763) 475-1400

UROLOGIX REPORTS FISCAL THIRD QUARTER 2005 RESULTS

MINNEAPOLIS — April 26, 2005 — Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal third quarter and nine months ended March 31, 2005, and provided updated financial guidance for full-year fiscal 2005 results.

Revenue for the third quarter of fiscal 2005 was $6.5 million, compared to $6.7 million in the same period of last fiscal year. Treatment catheters accounted for 94 percent of revenue, or $6.2 million, compared to 91 percent of revenue, or $6.1 million, in the prior-year period. Net earnings for the just-completed quarter improved to $754,000, or $0.05 per diluted share, compared to $502,000, or $0.03 per diluted share, for the third quarter of fiscal 2004.

Revenue for the nine months ended March 31, 2005, increased to $18.9 million from $17.3 million in the year-ago period. Net earnings for the first nine months of fiscal 2005 grew to $2.3 million, or $0.16 per diluted share, compared to a net loss of $195,000, or $0.01 per diluted share for the first nine months of fiscal 2004.

“Our third quarter financial results were once again solid from an earnings and cash generation perspective, but revenue growth, our primary objective, remains a challenge,” said Fred B. Parks, chairman and chief executive officer of Urologix. “Despite competitive pressures, our sales team brought on 49 new accounts during the quarter, a significant improvement from the prior two quarters. Additionally, the FDA approved four Pre-Market Approval (PMA) supplements, primarily related to expanded labeling, during the third quarter, and we can now offer the benefits of Cooled ThermoTherapy to a broader spectrum of BPH patients.”

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Gross profit for the third quarter improved to 69 percent of revenue, from 63 percent in the same period last year. Third-quarter operating expenses totaled $3.8 million, or 58 percent of revenue, compared to $3.7 million, or 55 percent of revenue in the prior-year quarter. For the first nine months of fiscal 2005, gross profit increased to 70 percent of revenue from 61 percent in the prior fiscal year. Operating expenses for the first nine months of fiscal 2005 were $10.8 million, or 57 percent of revenue, level with $10.8 million, or 62 percent of revenue, for the nine months ended March 31, 2004.

Cash and available-for-sale investments increased to $10.2 million at March 31, 2005, from $9.4 million at December 31, 2004 and $7.6 million at June 30, 2004. The domestic installed base of Cooled ThermoTherapy system control units grew to 481 units at March 31, 2005, compared to 453 units at December 31, 2004 and 427 units at June 30, 2004.

Financial Outlook
Urologix today updated revenue and earnings guidance for the full fiscal year ended June 30, 2005. The company expects total fiscal year 2005 revenues of $25.5 million to $26.2 million, compared to $24.3 million in fiscal 2004, and earnings of $0.20 to $0.22 per diluted share, compared to $0.04 per diluted share in fiscal 2004. Previously, management anticipated fiscal 2005 revenue of $25 million to $28 million with net earnings of $0.16 to $0.22 per share.

Earnings Call Information
Urologix will host a conference call with the financial community to discuss third quarter results and the business outlook for the fourth quarter on Tuesday, April 26, at 4 p.m. Central Time. A live webcast of the call will be available through the investor relations section of the company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

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About Urologix
Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis® and Prostatron® names. Both systems utilize Cooled ThermoTherapy™ — targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort — and provide safe, effective, lasting relief of the symptoms of BPH.

Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the need to maintain profitability and increase revenues; the rate of adoption of Cooled ThermoTherapy products, Urologix’ sole products, by the medical community; the ability of third-party suppliers to produce and supply products; the impact of competitive treatments, products and pricing; the development and effectiveness of the company’s sales organization and marketing efforts; developments in the reimbursement environment for the company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy); the company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; and other risks, including those set forth in the company’s reports filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended June 30, 2004.

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UROLOGIX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2005	2004	2005	2004

Sales	$6,524	$6,668	$18,925	$17,348
Cost of goods sold (A)	2,002	2,491	5,751	6,787

Gross profit	4,522	4,177	13,174	10,561

Costs and expenses:
Selling, general and administrative	2,926	3,096	8,454	9,068
Research and development	795	559	2,230	1,774
Amortization of intangibles	41	41	123	123
Restructuring	—	—	—	(175)

Total costs and expenses	3,762	3,696	10,807	10,790

Operating earnings (loss)	760	481	2,367	(229)
Interest income, net	34	21	91	34

Net earnings (loss) before income taxes	794	502	2,458	(195)

Provision for income taxes	(40)	—	(123)	—

Net earnings (loss)	$754	$502	$2,335	$(195)

Basic net earnings (loss) per common share	$0.05	$0.04	$0.16	$(0.01)

Diluted net earnings (loss) per common share	$0.05	$0.03	$0.16	$(0.01)

Weighted average number of shares used in basic per share calculations	14,304	14,015	14,270	13,989

Weighted average number of shares used in diluted per share calculations	14,606	14,769	14,834	13,989

(A) Effective July 1, 2004, the Company began including amortization expense relating to developed technologies within Cost of goods sold. This expense was previously reported within Amortization of intangibles. Consistent with this change, the Company has re-classified this expense to Cost of goods sold for the periods prior to this change. For the three and nine month periods ended March 31, 2004, the re-classification adjustment was $125,000 and $375,000 respectively, and had no impact on the net earnings (loss) for those periods.

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UROLOGIX, INC.
Selected Balance Sheet Data
(Unaudited, in thousands)

	March 31,	June 30,
	2005	2004
Cash and available-for-sale investments	$10,184	$7,604
Accounts receivable	3,299	2,689
Inventory	2,125	2,144
Current assets	15,784	12,808
Total assets	38,158	36,172
Current and total liabilities	4,673	5,454
Shareholders’ equity	33,485	30,718

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